Exhibit 99.1

PRESS RELEASE

TODAY’S DATE:

February 20, 2004

RELEASE DATE:

Immediate

(Nasdaq:  PNTE)

POINTE FINANCIAL CORPORATION ANNOUNCES

BRANCH SALE

BOCA RATON, FLORIDA – February 20, 2004 – Pointe Financial Corporation announced today that it has consummated the sale of its Boca Raton branch office located at 19645 State Road 7, commonly referred to as “Boca Greens”, to Union Planters Bank, N.A., a national banking association. The Company will realize a gain on the transaction of $320,000 on a pre-tax basis, which is expected to add approximately $.10 of earnings per share to the first quarter results for 2004.

The Company acquired the Boca Greens office in 1998 from BankAmerica, f/k/a NationsBank, a national banking association. As previously announced in April 2003, the Company made a strategic decision to close the Boca Greens office at the end of the second quarter, as the office did not generate the business opportunities that the Company had expected. All of the accounts serviced from the Boca Greens office were transferred to the Company’s main office in Boca Raton. The closure of the office has had minimal effect on the Company’s business.

Pointe Financial Corporation’s subsidiary, Pointe Bank, operates nine full service commercial banking offices located in Palm Beach, Broward and Miami-Dade Counties.

This document contains certain forward-looking statements relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Company. Actual results could differ materially from those projected and may be affected by changing events and trends that have influenced the Company's assumptions, but that are beyond the control of the Company. These trends and events include changes in the interest rate environment, expected cost savings, anticipated growth in the Company’s newly established or augmented sources of noninterest income, changes in the domestic and foreign business environments and securities markets and changes in the regulatory authorities and policies affecting the Company. Additional information on other factors that could affect the financial results of the Company is included in the Company's filings with the Securities and Exchange Commission.

CONTACT: R. Carl Palmer, Jr., Chairman, President and Chief Executive Officer, or Bradley R. Meredith, Chief Financial Officer, of Pointe Financial Corporation, phone: (561) 368-6300.